UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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Filed by a Party other than the Registrant   ☒

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☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☐          Definitive Additional Materials

☒           Soliciting Material Under Rule 14a-12

CHICO’S FAS, INC.
(Name of Registrant as Specified in Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P.
BARINGTON COMPANIES INVESTORS, LLC
BARINGTON CAPITAL GROUP, L.P.
LNA CAPITAL CORP.
JAMES A. MITAROTONDA
HILCO, INC.
JOSEPH R. GROMEK
SMS CAPITAL, LLC
THOR ECM LLC
J.M. COHEN LONG-TERM INVESTMENT FUND, L.P.
JANET E. GROVE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Barington Capital Group, L.P., together with the other participants named herein (collectively, “Barington”), has filed a preliminary proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of stockholders of Chico’s FAS, Inc., a Florida corporation (the “Company”).

On June 7, 2016, Barington issued the following press release:

FOR IMMEDIATE RELEASE
June 7, 2016

BARINGTON GROUP ISSUES LETTER TO
THE STOCKHOLDERS OF CHICO’S FAS, INC.

Urges Stockholders to STOP, LOOK, and LISTEN Before Taking Any Action in Response to the Company’s Proxy Materials

Reminds Stockholders That This is a Contested Election and They Should Wait Until They Receive the Barington Group’s Proxy Materials and BLUE Proxy Card Before Voting

NEW YORK, NY, June 7, 2016 – Barington Capital Group, L.P., who, together with its affiliates and the other participants in its solicitation, beneficially owns over 1.5% of the outstanding shares of common stock of Chico’s FAS, Inc. (NYSE: CHS) (“Chico’s” or the “Company”), announced today that it has issued an open letter to the stockholders of the Company urging them to STOP, LOOK and LISTEN before taking any action in response to the Company’s solicitation of proxies for its 2016 Annual Meeting of Stockholders and to wait until they receive the Barington Group’s proxy materials and BLUE proxy card before voting.

Barington has nominated two highly qualified directors for election to the Board of Directors of Chico’s at the Company’s 2016 Annual Meeting, which is scheduled to be held on July 21, 2016.

The full text of the letter is set forth below:

AN IMPORTANT MESSAGE FROM

THE BARINGTON GROUP

TO

THE STOCKHOLDERS OF

CHICO’S FAS, INC.

Urges its Fellow Stockholders to Look for
the Barington Group’s BLUE Proxy Card Before Voting

Dear Fellow Stockholder of Chico’s FAS, Inc.:

Although the 2016 Annual Meeting of Stockholders of Chico’s FAS, Inc. is not until July 21, 2016, you may have already received a proxy statement and white proxy card from Chico’s.  THE BARINGTON GROUP STRONGLY URGES YOU NOT TO RETURN THE WHITE PROXY CARD OR VOTING INSTRUCTION FORM FROM CHICO’S AND NOT TO ALLOW CHICO’S TO TAKE YOUR VOTE OVER THE TELEPHONE, but to wait until you receive the Barington Group’s proxy statement and BLUE proxy card before voting.  If you have already voted the Company’s white proxy card or voting instruction form or had your vote taken over the telephone, a later-dated BLUE proxy card will revoke your previously cast vote.

We are seeking to add our two highly qualified representatives – Janet E. Grove and James A. Mitarotonda – to the Company’s Board of Directors because we believe that the Company’s vast value potential is not being realized and to ensure that stockholder interests are appropriately represented in the Chico’s boardroom.

You have inevitably seen materials from the Company arguing that it is executing a new strategic plan under a new CEO that it believes will “usher in a new era of profitable growth and value creation” for stockholders.  While we certainly hope that this is the case, we strongly believe that stockholders need experienced representatives in the boardroom to protect their interests and help make sure that Chico’s is on the right track.  As you may know, the Company’s common stock is down over 30% over the past twelve months and has significantly underperformed its peers and the market as a whole over the past one, three, five and ten-year periods.  Given the long period of underperformance under the Chico’s Board, we believe that there is too much at stake for stockholders just to trust that the Company is finally on the right path.

We therefore believe that Chico’s is in urgent need of stockholder-focused representatives that are committed to enhancing long-term shareholder value.  If elected, our nominees will only constitute a minority of the board. You will be able to vote FOR the Barington Group’s nominees only on our BLUE proxy card. So we urge you to WAIT for and read the Barington Group’s proxy solicitation materials before you vote or return a proxy.

If you have already voted for the Company’s slate, you have every right to change your vote by signing, dating and returning a later dated BLUE proxy or by voting in person at the Annual Meeting.

Who is Barington?

Barington, who together with its affiliates and the other participants in its solicitation beneficially owns over 1.5% of the outstanding shares of common stock of the Company, is a fundamental, value-oriented activist investment firm that has substantial experience investing in retail and apparel companies.  The Barington Group is seeking to add two representatives to the Board at the Company’s 2016 Annual Meeting of Stockholders.

Why are we seeking your vote?

We are seeking your vote because we believe that the Company’s vast value potential is not being realized and to ensure that stockholders’ interests are appropriately represented in the boardroom.  We are seeking to add to the Company’s nine-person Board of Directors two highly qualified and experienced director nominees who are committed to working collaboratively with the rest of the Board while ensuring that stockholder interests are protected.

When is the Annual Meeting?

The date of the Annual Meeting is July 21, 2016, but Chico’s has announced that it has mailed proxy solicitation materials to the Company’s stockholders and Chico’s may also already be seeking to solicit stockholder votes by telephone, before stockholders have had an opportunity to review the Barington Group’s proxy materials.

What Should I Do Now?

We recommend that you do NOT return any white proxy card or voting instruction form to Chico’s and do NOT allow Chico’s to take your vote over the telephone.  If you have already voted a white proxy card or voting instruction form or had your vote recorded over the telephone, returning a later dated BLUE proxy card or BLUE voting instruction form will revoke your previously cast vote.

Who Should I Contact for More Information?

Barington’s proxy advisor is Okapi Partners.  If you have any questions or need further assistance, please contact Okapi Partners at the phone numbers or email listed below:

OKAPI PARTNERS LLC
1212 Avenue of the Americas, 24th Floor
New York, NY 10036
(212) 297-0720
Stockholders Call Toll-Free at: (877) 566-1922
E-mail: info@okapipartners.com

Please wait until you receive the Barington Group’s proxy materials and BLUE proxy card before you cast your vote in connection with the 2016 Annual Meeting.

IMPORTANT

If your shares are held in street name only, your bank or broker can vote your shares only upon receipt of your specific instructions.  Please contact the person responsible for your account and instruct them NOT to vote at this time.

If you have any questions or need further assistance, please contact Okapi Partners at 1-877-566-1922 or by e-mail at info@okapipartners.com.

Thank you for your support.

James A. Mitarotonda Chairman and Chief Executive Officer Barington Capital Group, L.P.

About Barington Capital Group, L.P.:

Barington Capital Group, L.P. is a fundamental, value-oriented activist investment firm that was established by James A. Mitarotonda in January 2000.  Barington invests in undervalued publicly traded companies that Barington believes can appreciate significantly in value as a result of a change in corporate strategy or improvements in operations, capital allocation or corporate governance.  Barington’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value.  Barington has substantial experience investing in retail and other consumer-focused companies, with prior investments in Dillard’s, The Children’s Place, The Jones Group, Warnaco, Nautica, Steve Madden, Payless ShoeSource, Stride Rite, Collective Brands, Maxwell Shoe, Avon Products, Lone Star Steakhouse, Darden Restaurants and Harry Winston, among others.

CONTACT:

Jared L. Landaw
Chief Operating Officer
Barington Capital Group, L.P.
Email:	jlandaw@barington.com
Tel:	(212) 974-5713

Okapi Partners LLC
Email:	info@okapipartners.com
Tel:	(212) 297-0720
(877) 566-1922 (toll-free)

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Barington Capital Group, L.P., together with the other participants named herein (collectively, “Barington”), has filed a preliminary proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its nominees at the 2016 Annual Meeting of Stockholders of Chico’s FAS, Inc., a Florida corporation (the “Company”).

The participants in the proxy solicitation are: Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James A. Mitarotonda, Hilco, Inc., Joseph Gromek, SMS Capital, LLC, Thor ECM LLC and JM Cohen Long-Term Investment Fund, L.P, and Janet E. Grove.

BARINGTON STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION.  SUCH DEFINITIVE PROXY STATEMENT, WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, STOCKHOLDERS MAY ALSO OBTAIN A COPY OF THE DEFINITIVE PROXY STATEMENT, WHEN FILED, WITHOUT CHARGE, BY CONTACTING BARINGTON’S PROXY SOLICITOR, OKAPI PARTNERS LLC, AT ITS TOLL-FREE NUMBER: (877) 566-1922 OR AT INFO@OKAPIPARTNERS.COM.

As of the date hereof, Barington Companies Equity Partners, L.P. beneficially owned directly 1,735,129 shares of common stock, $0.01 par value (the “Common Stock”), of the Company, including 850,000 shares of Common Stock underlying certain call options that are exercisable within sixty (60) days hereof. As of the date hereof, Hilco, Inc. owned directly 51,830 shares of Common Stock. As of the date hereof, 51,830 shares of Common Stock were held in a certain account managed by Barington Companies Investors, LLC, on behalf of MSF Partners, LLLP (the “MSF Account”). As of the date hereof, Thor ECM LLC owned directly 22,000 shares of Common Stock. As of the date hereof, JM Cohen Long-Term Investment Fund, L.P. owned directly 40,000 shares of Common Stock. As of the date hereof, SMS Capital, LLC owned directly 85,000 shares of Common Stock. As of the date hereof, Joseph R. Gromek owned directly 41,819 shares of Common Stock. Barington Companies Investors, LLC, as the general partner of Barington Companies Equity Partners, L.P. and the investment advisor to the MSF Account, may be deemed the beneficial owner of an aggregate of 1,786,959 shares of Common Stock, consisting of 1,735,129 shares beneficially owned by Barington Companies Equity Partners, L.P. and 51,830 shares held in the MSF Account. Barington Capital Group, L.P., as the majority member of Barington Companies Investors, LLC, may be deemed the beneficial owner of an aggregate of 1,786,959 shares of Common Stock, consisting of 1,735,129 shares beneficially owned by Barington Companies Equity Partners, L.P. and 51,830 shares held in the MSF Account. LNA Capital Corp., as the general partner of Barington Capital Group, L.P., may be deemed the beneficial owner of an aggregate of 1,786,959 shares of Common Stock, consisting of 1,735,129 shares beneficially owned by Barington Companies Equity Partners, L.P. and 51,830 shares held in the MSF Account. Mr. Mitarotonda, as the sole stockholder and director of LNA Capital Corp., may be deemed the beneficial owner of an aggregate of 1,786,959 shares of Common Stock, consisting of 1,735,129 shares beneficially owned by Barington Companies Equity Partners, L.P. and 51,830 shares held in the MSF Account. Mr. Mitarotonda disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.  As of the date hereof, Ms. Grove did not beneficially own any shares of Common Stock.